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                         FIRST MISSISSIPPI CORPORATION
             1989 DEFERRED COMPENSATION PLAN FOR OUTSIDE DIRECTORS
                        (AS AMENDED SEPTEMBER 12, 1994)

     The First Mississippi Corporation Deferred Income Plan was established by First Mississippi Corporation (the "Corporation") for its key employees and outside directors effective initially April 1, 1987 (the "1986 Plan"). The 1986 Plan provides that deferral opportunities may or may not be provided, at the discretion of the Board, to directors or employees in any given year. The deferred compensation plan for outside directors set out in this document (the "1989 Plan") is established to help insure the continuation of any action taken under the 1986 Plan. The 1989 Plan, effective April 1, 1989, hereby provides as follows:

     1. All compensation deferred under the 1986 Plan by a director shall be and remain subject to the provisions of, and shall continue to be credited with the interest rate provided in, the 1986 Plan.

     2. The compensation to be deferred hereunder ("Compensation") shall include the annual fee and any per diem to be paid to the director, but shall exclude reimbursement of out-of-pocket expenses. Any outside director may elect to defer all or any specified part of his Compensation to be paid to him or her as a director in accordance with the following rules:

          As to Compensation for 1989 services (April 1, 1989 -- December 31,
     1989), such election must be made on or before the 31st day of March, 1989; and

          As to Compensation for any calendar year subsequent to 1989, such election must be made on or before the 31st day of December of the proceeding calendar year.

                                 Exhibit 10(g)
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     3. Any person who is elected as a director by the Board of Directors to fill a vacancy, or who is elected by the shareholders and who was not a director on the preceding December 31st, may elect, before assuming the duties of the office of director, to defer all or a specified part of his compensation for the balance of the calendar year following such election.

     4. Any election under the 1989 Plan shall be made by delivering a signed request to the chief financial officer of the Corporation. Unless limited by the terms of such request, an election shall continue from year to year until terminated by a signed request in the same manner in which an election is made. In addition to specifying the part of the Compensation to be deferred, such election shall select which of the methods of distribution set out in paragraph 5 are to be used as to the amounts deferred by such request and shall allow the director to designate a beneficiary in the event of his or her death. Any subsequent request by a director may change any of the elections covered thereby effective on the first day of the immediately following calendar year as to future Compensation but may not change retroactively any election made in a previous request except as to the designated beneficiary.

     5. The amount of Compensation that is deferred by a director under the 1989 Plan, plus interest as set forth in paragraph 6, will be credited to a memorandum account set up for each director participating in the 1989 Plan. The balance of each director's account will be distributed to him or her at his or her election in (i) a lump sum on the first day of the calendar year immediately following the year in which the director ceases to be a director, or (ii) substantially equal quarterly or annual installments over a period not to exceed ten years, beginning with the first day of the calendar year immediately following the

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year in which the director ceases to be a director, or (iii) a lump sum or in equal quarterly or annual installments over a period not to exceed ten years, beginning with the first calendar year following the director's 65th birthday or such other age (but not less than age 55) as directed by the director.

     6. Interest shall be credited to each director's account as of each December 31, through 1993 at a per annum rate equivalent to the average daily Prime Rate as reported by Chase Manhattan Bank less one percent (1%) and calculated quarterly, and thereafter interest shall be credited on December 31 of each year thereafter, (set effective January 1 of that year) at one hundred twenty percent (120%) of the applicable January annual Federal long-term rate as defined in Section 1274(d) of the Internal Revenue Code and as referred to in 17 CFR 229.402 (Regulation S-K).

     7. All funds deferred shall be the sole property of the Corporation until paid out under the 1989 Plan, and such funds shall not be assigned by a director, except upon his death as provided in paragraph 8 below or subject to the claims of his or her creditors. The Corporation shall furnish the director an annual statement showing the balance in each director's account as of the end of each calendar year within 30 days after the end of such calendar year.

     8. Upon the death of a director before all payments under paragraph 5 have been made, the unpaid balance in his or her memorandum account shall be paid in full to his or her designated beneficiary, or if no beneficiary has been designated or has survived, to the director's estate, during the first 30 days of the calendar year following the year in which the director died.

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     9. Notwithstanding anything to the contrary herein, if a director ceases for any reason to serve as a director within two years following a Change of Control of the Corporation, as defined below, the balance in such director's memorandum account shall be paid in a lump sum in cash on the date 60 days after such individual ceases to be a director; provided, however, that no later than 30 days before any such lump sum payment is due such director may irrevocably elect in writing that such account balance not be paid in a lump sum but instead be paid in accordance with the payment schedule otherwise provided under the election or elections in effect under Section 4. If at the time of a Change of Control a former director is receiving or entitled to receive an amount credited to his other memorandum account, the balance in such director's memorandum account shall be paid to the director in a lump sum in cash 60 days after the Change of Control; provided, however, that the director may elect irrevocably in writing not less than 30 days after such Change of Control to have his or her memorandum account balance paid in accordance with any election or elections regarding payment previously in effect with respect to such director.

     For purposed of this Section, a "Change of Control" shall be deemed to have occurred if:

     (a) Any corporation, person or other entity (other than the Corporation) makes a tender or exchange offer for shares of common stock and shares are purchased pursuant thereto;

     (b) More than fifty percent (50%) of the Corporation's common stock is acquired by any person or group;

     (c) During any period of two (2) consecutive years, individuals who at the

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        beginning of such period were members of the Board of Directions cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Corporation's shareholders, of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period); or

     (d) The shareholders of the Corporation approve a definitive agreement to merge the Corporation into another corporation, to consolidate the Corporation with another corporation, or to sell or otherwise dispose of substantially all of the Corporation's assets.

     10. The 1989 Plan may be modified or terminated by the Board of Directors, but no modification of termination shall affect the payment of fees previously deferred. The 1989 Plan shall remain in full force and effect until terminated by the Board of Directors.

     11. The 1989 Plan shall be binding upon, and shall inure to the benefit of the heirs, legatees and personal representatives and upon any successors and assigns of the Corporation.

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